Exhibit 99.1

Albemarle Board Announces 20% Dividend Increase and Approves

Expansion of Share Repurchase Program

BATON ROUGE, La., February 12, 2013 - Today, the Board of Directors of Albemarle Corporation (NYSE: ALB) increased the quarterly dividend to $0.24 per share, up 20% from $0.20 paid last quarter. The dividend is payable April 1, 2013 to shareholders of record at the close of business March 15, 2013. The new annualized dividend rate is $0.96 per share. This announcement marks the 19th consecutive year of dividend increases.

The Board of Directors also authorized an increase in the number of shares the Company is permitted to repurchase under its existing share repurchase program to 15 million from 3.9 million shares that remained outstanding under the program as of December 31, 2012. The Company currently expects to repurchase approximately 10% of its outstanding shares over the next 10 to 15 months. Share repurchases will be funded through a combination of available cash on hand, free cash flow and possibly debt.

“Today’s announcement reflects our confidence in the strength of Albemarle’s balance sheet and in the Company’s ability to continue its proven track record of cash generation,” said Chief Financial Officer Scott Tozier. “These actions also reflect our commitment to consistently returning capital to shareholders, even as we retain adequate capacity to fund organic growth opportunities and pursue appropriate acquisitions.”

About Albemarle

Albemarle Corporation (NYSE: ALB), headquartered in Baton Rouge, Louisiana, is a leading global developer, manufacturer, and marketer of highly-engineered specialty chemicals for consumer electronics, petroleum refining, utilities, packaging, construction, automotive/transportation, pharmaceuticals, crop protection, food-safety and custom chemistry services. The Company is committed to global sustainability and is advancing its eco-practices and solutions in its three business segments, Polymer Solutions, Catalysts and Fine Chemistry . Corporate Responsibility Magazine recently selected Albemarle to its prestigious “100 Best Corporate Citizens” list for 2010 and 2011. Albemarle employs approximately 4,000 people and serves customers in approximately 100 countries. Albemarle regularly posts information to www.albemarle.com, including notification of events, news, financial performance, investor presentations and webcasts, Regulation G reconciliations, SEC filings, and other information regarding the Company, its businesses and the markets we serve. To learn more, visit http://www.albemarle.com.